UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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OCUGEN, INC.

(Name of Registrant as Specified In Its Charter)

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263 Great Valley Parkway

Malvern, PA 19355

Dear Stockholder,

I am writing to ask for your support regarding Item 1 set forth in the Definitive Proxy Statement for our Special Meeting of Stockholders to be held on March 16, 2021 at 11:00 a.m. Eastern Time. Item 1 is a proposal for the approval of an amendment to our certificate of incorporation to increase the number of authorized shares of common stock. It is imperative for the future of the company that you, our stockholders, vote in favor of this proposal.

We have taken your feedback and have proposed an increase in our authorized shares by only 95 million, much lower than what we had requested previously.

As a company, we believe we have made great strides to develop a strong product pipeline. We are steadfast in our mission to develop gene therapies to cure blindness diseases and develop a vaccine to save lives from COVID-19.

We are tirelessly working towards improving shareholder value. However, at the current level of authorized shares of common stock, we are limited in our abilities to move the company forward in key strategic areas including potentially commercializing COVAXIN in the United States this year, if authorized or approved by the FDA. Without sufficient authorized shares, we believe that we will not be able to:

•	Recruit and retain the key talent needed to advance our business. We have built a strong leadership team, but we expect to need to recruit additional management personnel as we expand into different disease areas. We will also need to retain key executives. We need additional authorized shares to provide the equity incentives necessary to accomplish these goals.

•	Raise equity financing in the future as needed to support our growth. We are disciplined in our use of capital and methodical in our approach to capital raises, as demonstrated in our recent financing. As we grow as a company, we need to have the ability to access the financial markets quickly and strategically, and the increase in authorized shares will enable us to do so. We believe that the size of the increase we are proposing is appropriate to provide for our long-term needs and is in line with most mature companies.

•	Pursue key strategic transactions. Without an increase in our number of authorized shares, we will be unable to execute strategic transactions that would accelerate our progress toward achieving our mission and potentially expanding our scope and influence.

Therefore, I would again like to ask that you please support the proposal set forth as Item 1 in the Proxy Statement, which is for an increase in authorized shares. We believe that doing so will support us in succeeding in our mission.

Sincerely,

Dr. Shankar Musunuri

Chairman, CEO, and Co-Founder